EXHIBIT 10.2
Hexion Holdings LLC
2016 INCENTIVE COMPENSATION PLAN (the “Plan”)

Purpose of the Plan
The Plan is sponsored by Hexion Holdings LLC (“Hexion Holdings”) to reward associates of Hexion Inc. (“Hexion”) and its subsidiaries for delivering increased value by profitably growing the business and controlling costs. The Plan is designed to link rewards with critical financial metrics for the purpose of promoting actions which are the most beneficial to Hexion’s short-term and long-term value creation.

Administration

The Plan shall be administered by and awards under the Plan shall be authorized by the Compensation Committee (the “Committee”) of Hexion Holdings’ Board of Managers (the “Board”). The Committee may delegate some of its authority under the Plan to management or as is otherwise stated in the Plan. The Committee has the right to amend or terminate this Plan at any time.
Plan Year
January 1, 2016 - December 31, 2016

Eligibility for Participation
Participation is based on each associate's scope of responsibility and contribution to the organization. Each participant is assigned to participate at the Corporate, Division, Business Unit, or Shared Services plan level. Associates who participate at the Shared Services plan level are those associates who provide services to both Hexion and Momentive Performance Materials Inc. and its subsidiaries (“MPM”).

Plan Performance Measures
The Plan performance measures are based on three performance criteria: EBITDA, EH&S and Cash Flow.
EBITDA (sometimes also referred to as Segment EBITDA)
EBITDA refers to Earnings before Interest, Taxes, Depreciation and Amortization, adjusted to exclude (i) certain non-cash items, (ii) certain other income and expenses and (iii) discontinued operations. The achievement of EBITDA targets is a critical measure on which the investment community and future shareholders will evaluate Hexion's performance in 2016. As a result, the participants should be focused and incented to manage the business to achieve EBITDA targets.
Segment EBITDA will be measured for Global Hexion, for each of the Epoxy, Phenolic and Coating Resins and Forest Products Divisions of Hexion (each a “Division”) and for specified Hexion Business Units. Associates participating at the Corporate, Division, or Business Unit plan level have a total of 55 percent of their incentive target based on the achievement of EBITDA targets. EBITDA achievement measured for Global Hexion, each Division, and Business Unit may exclude certain unusual, non-recurring items at the discretion of the Committee.
Environmental Health and Safety (EH&S)
EH&S measures safety results utilizing both leading and lagging indicators including (i) corrective actions completed on time (a leading indicator), (ii) SIFs - severe incident factors (a lagging indicator) and (iii) OIIR - occupational illness and injury rate (a lagging indicator).
EH&S will be measured for Global Hexion, for each Division, and for specified Business Units.
Associates participating at the Corporate, Division and Business Unit plan level will have a total of ten (10) percent of their incentive target based on the achievement of EH&S goals: five (5) percent based on the achievement of a corrective actions completed goal and five (5) percent based on the achievement of SIF and OIIR goals (2.5% each).

Cash Flow
Cash Flow represents the amount of cash generated by business operations. Cash flow is defined as Segment EBITDA, net trading capital improvement and/or usage, capital spending and interest paid along with other operating cash flow items such as income taxes paid and pension contributions. The purpose of this component is to focus on cost control and cost reduction actions to preserve an adequate amount of liquidity to fund operations and capital expenditures, service debt, and ultimately sustain the business through difficult economic cycles.
Cash Flow will be measured for Global Hexion and for each Division, and may exclude certain unusual, non-recurring items at the discretion of the Committee.
Associates participating at the Corporate, Division and Business Unit plan level have a total of 35 percent of their incentive target based on the achievement of the applicable Global Hexion and Division Cash Flow targets.

Target Incentive
Each participant will have a target incentive opportunity expressed as a percent of his or her base salary. Plan assignment levels and targets are determined by the associate's business responsibilities and scope of his or her role and contributions within the organization. Associates who participate at the Shared Services plan level have targets based (i) fifty (50) percent on the Hexion Corporate plan design and (ii) fifty (50) percent on the MPM Corporate plan design as reflected in the MPM Holdings Inc. 2016 Incentive Compensation Plan.

Plan Structure
The following tables depict the structure described above.

Plan Level	Segment EBITDA	EH&S	Cash Flow
Corporate	27.5% Global Hexion 27.5% Divisions	10% Global Hexion	25% Global Hexion 10% Divisions
Shared Services	50% Hexion Corporate Design 50% MPM Corporate Design
Division	10% Global Hexion 45% Division	10% Division	10% Global Hexion 25% Division
Business Unit	10% Division 45% Business Unit	10% Division or Business Unit	10% Global Hexion 25% Division

Calculation of Incentive Payments
Payment based on the EBITDA measure will range from a minimum of 50 percent of the EBITDA incentive opportunity to a maximum of 200 percent of the EBITDA incentive opportunity based on applicable EBITDA achievement. Payment based on the Cash Flow measure will range from a minimum of 50 percent of the Cash Flow incentive opportunity to a maximum of 200 percent of the Cash Flow incentive opportunity based on applicable Cash Flow achievement. Payment based on the EH&S measures will range from 100 percent of the applicable EH&S incentive opportunity to a maximum of 200 percent of the applicable EH&S incentive opportunity based on the applicable EH&S achievement. For the SIF component of the EH&S measure, there will be no payout if, during the calendar year, any incident at a Hexion site results in a fatality.
Calculation of EBITDA performance between the minimum and target performance levels, the target and upper-middle performance levels, and the upper middle and maximum performance levels will be linear, rounded to the nearest 1/10th of one percent. There is no additional payment made for performance above the maximum level of performance.
Each of the performance measures is evaluated independently such that a payout for achieving one performance measure is not dependent upon the achievement of any other performance measure.

Basis for Award Payouts
Financial Results
Any Plan payouts require the prior approval of the Chairs of the Audit and Compensation Committees of the Board if they are to be made before audited financial results have been formally approved and publicly announced.
Limitations
The Committee may elect to modify the calculation of the annual targets based on acquisitions, divestitures or other unusual, non-recurring events or transactions that occur during the calendar year.
Employment Requirement
Associates must be employed in an incentive-eligible position for at least three consecutive full months during the Plan Year and must be actively employed by Hexion on the final day of the Plan Year and on the incentive payment date in order to receive an incentive payment. Plan participants are also eligible to receive an incentive payment if they are employed on the final day of the Plan Year, but prior to the incentive payment date their employment is: (i) involuntarily terminated without cause, (ii) terminated due to the participant’s death or disability or (iii) terminated due to retirement with the participant having reached age 55 and completed at least ten years of service prior to retirement.
Plan Assignment Levels
Any change in a participant’s plan assignment level that is not related to a job transfer must be approved by an appropriate division or functional Vice President.
Shared Services Calculation
Following final determination of payouts under both the Hexion Corporate Design and the MPM Corporate Design, associates participating in the Plan at the Shared Services level will receive payouts equal to the greater of (i) the payout earned under the Shared Services plan assignment level, and (ii) the payout earned under the Hexion Corporate plan assignment level.
Payments
Payouts under the Plan are generally made no later than the last payroll period in April, following the end of the Plan Year. Incentive payments are subject to applicable taxes, garnishment, and wage orders.
Proration of Payments
Proration of payments will be made on a whole-month basis. Associate changes on or before the 15th of any month will be applied starting on the 1st of that month. Associate changes after the 15th of any month will be applied starting on the 1st of the following month. A participant's incentive payment will be prorated for any of the following conditions:

a.
New Hires: Awards to participants who commenced employment during the Plan Year will be prorated. Employment must commence on or before October 1, to be eligible to participate in the Plan. Rehires will be treated as new hires.

b.	Salary: Awards will be calculated on the participant's base salary as of July 1. Awards to participants whose base rate of pay changes after July 1 will be prorated.

c.
Job Changes or Transfers: Awards to participants changing jobs or transferring between Divisions, Business Units, or Regions which result in a change to a different ICP target or plan incentive assignment during the Plan Year will be prorated.

d.
Leaves of Absence: For approved leaves of absence that exceed 12 cumulative weeks, the amount of time not worked beyond the 12 weeks will be excluded from the Plan Year and the associate will receive a prorated incentive.

The Plan remains at the total discretion of the Committee. Hexion Holdings retains the right to amend or adapt the design and rules of the Plan. Local laws will prevail where necessary.